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FOR IMMEDIATE RELEASE: MGP Ingredients to Present at Roth Capital New York Conference on September 7

ATCHISON, Kan., August 31, 2006 - MGP Ingredients, Inc. (NASDAQ/MGPI) will be presenting at the Roth Capital Partners 2006 New York Conference at the Westin New York at Times Square. Ladd Seaberg, president and chief executive officer, and Tim Newkirk, chief operating officer, will provide an overview of the company and financial highlights at 10:00 a.m. EST on Thursday, September 7, 2006. The presentation will be available as a live webcast and archived for 90 days following the conference at http://www.wsw.com/webcast/roth8/mgpi/ and on the company website at http://www.mgpingredients.com.
Founded in 1941, MGP Ingredients, Inc. is a fully integrated producer of specialty and commodity ingredients and distillery products. Specialty ingredients are principally comprised of specialty wheat proteins and wheat starches for food and non-food applications. Commodity ingredients consist primarily of vital wheat gluten and commodity wheat starch. Distillery products include food grade alcohol and fuel grade alcohol. The company’s principal raw materials consist of wheat, which is processed into all products, and corn and milo, which are processed into alcohol and alcohol by-products.
The company’s specialty food ingredients are sold to enhance the functionality, nutritional profile, appearance, texture, taste and a variety of other characteristics of baked and processed foods. The company’s non-food specialty ingredients are sold for use in the manufacture of pet treats and pet chews, personal care systems, bio-based and bio-degradable products and such applications as adhesives, carbonless paper and lubricants for drilling operations.
MGPI’s food grade alcohol is produced for beverage and industrial applications. The company’s beverage alcohol consists primarily of vodka and gin and is sold in bulk form. Fuel grade alcohol is sold as an octane additive and oxygenate that is commonly known as ethanol. Alcohol by-products include animal feeds.
MGP Ingredients is headquartered in Atchison, Kan., and also has production facilities in Pekin, Ill., Kansas City, Kan. and Onaga, Kan.. Additional information about the company may be accessed through its website at www.mgpingredients.com.

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ADD 1 - MGP Ingredients to Present at Roth Capital

About the Roth Capital Partners New York Conference
This conference will feature presentations from over 230 small-cap companies across a broad spectrum of sectors, such as technology, healthcare, financial services and consumer products. A concentrated, two-day program will allow institutional investors to meet the executives from a select group of companies that have been hand picked by the Roth Capital Partners research team

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